Exhibit 10.25

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into on February 27, 2023, at Beaverton, Oregon, between Digimarc Corporation, an Oregon corporation (“Digimarc”) with offices at 8500 SW Creekside Place, Beaverton, Oregon, 97008, and Riley McCormack (“Executive”).

WITNESSETH:

WHEREAS, Executive and Digimarc entered into that certain Employment Agreement, dated effective April 12, 2021 (the “Employment Agreement”), to agree on the terms of Executive’s employment with Digimarc, including Executive’s compensation;

WHEREAS, effective as of the beginning of the 2022 compensation year, the mutual intent of Executive and Digimarc has been that Executive’s compensation would be determined by the Compensation and Talent Management Committee of Digimarc’s Board of Directors; and

WHEREAS, Executive and Digimarc now desire to amend the Employment Agreement to reflect the original intent of the parties with respect to Executive’s compensation from 2022 onwards.

NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1.	Amendment.

The first paragraph of Section 4 and all of Section 4(a) and 4(b) of the Employment Agreement are hereby amended and restated in their entirety as follows:

Executive’s compensation for services to the Company beginning on January 1, 2022, will be reviewed and determined from time to time, but at least annually, by the Compensation and Talent Management Committee of the Board (the “Compensation Committee”). During the Term, Executive shall cease to receive any compensation under the Company’s nonemployee director compensation policy but shall continue to vest in any awards previously granted to him as a Director, in accordance with and subject to the applicable award agreement(s) and plan documents.

(a)

Salary. During the Term, Executive will be paid an annual base salary and may be entitled to receive additional incentive or other compensation, in each case as determined from time to time at the discretion of the Compensation Committee. All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

(b)

Equity Compensation. During the Term, the Executive may be awarded such equity compensation as the Compensation Committee may determine in its discretion, provided that any such awards shall be subject to the terms and conditions set forth in the Digimarc Corporation 2018 Incentive Plan, including the provisions on tax withholding therein.

2.	Ratification of Other Provisions.

Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effective, according to its terms.

3.	Governing Law.

This Amendment shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Florida.

4.	Employee Acknowledgment.

Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Amendment, that he has read and understands this Amendment, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first set forth above.

DIGIMARC CORPORATION By: /s/ Joel Meyer Name: Joel Meyer Its: Executive Vice President, Chief Legal Officer and Corporate Secretary	EXECUTIVE /s/ Riley McCormack Riley McCormack